Investor Relations Contact                Press Contact
Shirley Stacy                        Shannon Mangum Henderson
Align Technology, Inc.                    Ethos Communication, Inc.
(408) 470-1150                         (678) 261-7803
sstacy@aligntech.com                    align@ethoscommunication.com

ALIGN TECHNOLOGY ANNOUNCES RETIREMENT OF DAVID E. COLLINS FROM BOARD OF DIRECTORS

SAN JOSE, Calif., March 4, 2014 -- Align Technology, Inc. (Nasdaq: ALGN) today announced that David E. Collins intends to retire from the Company's board of directors, effective immediately prior to the 2014 Annual Meeting of Stockholders scheduled for May 15, 2014. In connection with his retirement, Mr. Collins will not stand for reelection at the Annual Meeting. Mr. Collins has served on the Align Technology board since 2003, and is a member of the audit and compensation committees. The Company does not intend to fill Mr. Collin’s board seat.

"On behalf of my fellow directors, the management team, and the employees of Align Technology I would like to thank Dave for his service on the board of directors,” said Ray Larkin, Align Technology chairman. “The Company has made tremendous progress during Dave's tenure. His leadership, insight, wisdom, and candor have been a source of inspiration and guidance for all of us. It has been a privilege for us to work with Dave on behalf of our shareholders.”

Reflecting on his years on the Align board, Mr. Collins said, “I want to thank our customers and their patients, as well as the employees of Align, whose dedication to continued innovation in clear aligner treatment and digital dentistry has made a tremendous impact on the orthodontic industry. I expect a very bright future for Align as their journey continues.”

About Align Technology, Inc.
Align Technology is the leader in modern clear aligner orthodontics that designs, manufactures and markets the Invisalign system, which provides dental professionals with a range of treatment options for adults and teenagers. The Company also offers the iTero 3D digital scanning system and services for orthodontic and restorative dentistry. Align Technology was founded in March 1997 and received FDA clearance to market Invisalign in 1998. Visit www.aligntech.com for more information.

For additional information about Invisalign or to find an Invisalign provider in your area, please visit www.invisalign.com. For additional information about iTero, please visit www.itero.com

Align Technology, Inc. 2560 Orchard Pkwy, San Jose, CA 95131
Tel: (408) 470-1000 Fax: (408) 470-1010
WWW.ALIGNTECH.COM